EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

August 4, 2014

Vectren Corporation Reports Second Quarter 2014 Results
Updates Guidance

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the second quarter of 2014, of $30.1 million, or $0.37 per share, excluding the results of Coal Mining, compared to net income of $27.1 million, or $0.33 per share, in the second quarter of 2013. For the six months ended June 30, 2014, net income was $82.4 million or $1.00 per share, excluding the results of Coal Mining, compared to $81.5 million, or $0.99 per share for the six months ended June 30, 2013. The 2013 results exclude the results of ProLiance Holdings, LLC (ProLiance). As previously reported, ProLiance exited the gas marketing business in June 2013.

On July 1, 2014, the company announced it had reached an agreement to sell its wholly owned coal mining subsidiary, Vectren Fuels, Inc., to Sunrise Coal, LLC, an Indiana-based, wholly owned subsidiary of Hallador Energy Company, which owns and operates coal mines in the Illinois Basin. During the second quarter of 2014, the company recorded an estimated loss, including sale-related costs, of approximately $20 million, after tax, related to the sale. The transaction is expected to close in the third quarter of 2014. Total results from Coal Mining, inclusive of the estimated loss on the sale, were a loss of ($18.2) million in the second quarter of 2014, and year-to-date, were a loss of ($19.3) million.

Vectren consolidated results, as reported, for the second quarter of 2014 were net income of $11.9 million, or $0.14 per share, compared to a net loss of ($5.8) million, or ($0.07) per share, for the three months ended June 30, 2013. For the six months ended June 30, 2014, consolidated net income, as reported, was $63.1 million, or $0.76 per share, compared to $44.0 million, or $0.53 per share for the six months ended June 30, 2013. Management evaluates financial results exclusive of transaction costs and operating results, in the year of disposition, of businesses sold. As reflected above, in anticipation of the transaction expected to close in the third quarter of 2014, results from Coal Mining have been excluded from 2014 results and the results from the company’s investment in ProLiance have been excluded from 2013 results. Management believes excluding these items provides a useful representation of the overall results of ongoing operations.

Summary and highlights of results

•
Utility Group earnings were $22.9 million, or $0.28 per share, in the second quarter of 2014, compared to $24.2 million, or $0.29 per share, in 2013. Year-to-date net income for the utility group was $84.2 million or $1.02 per share, compared with $79.3 million or $0.96 per share for the year-to-date period in 2013.

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•
Nonutility Group earnings were $7.4 million in the second quarter of 2014, excluding Coal Mining results, compared to $3.2 million in 2013. For the year-to-date period, nonutility results, were a net loss of ($1.2) million, or ($0.01) per share, excluding Coal Mining results, compared to net income of $2.4 million, or $0.03 per share in the 2013 period. The 2013 results exclude the results of ProLiance.

•	Consolidated earnings guidance range was updated to $2.25 to $2.35 per share, excluding Coal Mining results.

“The Utility Group performance for the year continues to be very strong and, as a result, we are increasing the 2014 earnings guidance for the utility group. Excluding the impacts from coal mining in 2014, the Nonutility Group improved second quarter results were largely driven by increased earnings in our infrastructure services business as compared to last year. The severe winter weather has certainly impacted the year-to-date results from the infrastructure services business, but we remain very confident in our ability to meet our initial earnings expectations for that business this year, assuming normal weather. We continue to see strong demand for services in this business,” said Carl Chapman, Vectren’s chairman, president and CEO.

“We are also pleased an agreement for the sale of the coal mining business was reached with Sunrise Coal. We look forward to the closing of that transaction in the third quarter of 2014. This will complete our exit of commodity-based nonutility businesses, and we believe the remaining businesses have better growth potential with less volatility,” added Chapman.

2014 earnings guidance updated

The company updated its 2014 guidance to expected consolidated earnings of $2.25 to $2.35 per share, excluding the results from Coal Mining. This compares to the previously announced consolidated guidance range of $2.15 to $2.35 per share. The company now expects 2014 Utility Group earnings to be within a range of $1.75 to $1.85 per share, an increase of $0.05 per share from the previously communicated range. The Nonutility Group earnings expectation for 2014 continues to be in a range of $0.45 to $0.55 per share, excluding the results from Coal Mining.

Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2014 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Utility Group discussion

The Utility Group consists of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and west-central Ohio. The Electric Utility Services segment provides electric distribution and transmission services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

For the three months ended June 30, 2014, the Utility Group earnings were $22.9 million, compared to $24.2 million in 2013. In the six months ended June 30, 2014, the Utility Group earned $84.2 million, compared to $79.3 million in 2013. The year-to-date increase is driven by increased electric margins associated with weather, as well as returns from Ohio gas infrastructure replacement programs. These increases, however, have been offset somewhat by increased operating expenses in both the quarter and year-to-date periods driven by weather-related maintenance stemming from the harsh winter and performance-based compensation expense.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren’s Indiana North and South gas operations and Vectren Ohio, earned $0.7 million during the second quarter of 2014, compared to earnings of $2.9 million in the second quarter of 2013. In the six months ended June 30, 2014, Gas Utility Services earned $39.0 million, compared to earnings of $41.0 million in 2013. Though margin increased in 2014 from small customer growth and the returns from the Ohio infrastructure replacement programs, the increase in margin was offset primarily by higher operating expenses driven by weather-related

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maintenance of the gas system and by increased performance-based compensation expense. Likewise, the quarter results were negatively impacted by similar higher costs.

Following is more detailed information related to the earnings from Gas Utility Services for the quarter and year-to-date periods ended June 30, 2014. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year to Date
2013 Gas Utility Earnings	$2.9	$41.0

Customer growth	—	1.9
Returns from Ohio infrastructure replacement programs	0.4	1.0
Performance Based Compensation Expense	(0.9)	(0.9)
Other operating expenses, primarily increased maintenance due to extremely cold weather	(0.5)	(3.4)
Interest Expense, net of Allowance for Funds used During Construction	(0.4)	(0.4)
All other, primarily higher depreciation expense	(0.8)	(0.2)
	(2.2)	(2.0)

2014 Gas Utility Earnings	$0.7	$39.0

Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South’s electric distribution and transmission business and includes the company’s power generating and wholesale power operations. Electric operations earned $19.9 million in the three months ended June 30, 2014, compared to $18.9 million in the prior year quarter. Electric Utility Services earned $39.2 million year-to-date in 2014, compared to earnings of $33.5 million for the six months ended June 30, 2013. The increases in the quarter and year-to-date periods are driven primarily by the impact of weather on retail electric margin, which management estimates the after-tax impact to be approximately $0.9 million in the second quarter of 2014 and $2.2 million favorable year-to-date, as compared to the 2013 periods. Earnings in the quarter and year-to-date in 2014 were unfavorably impacted by higher operating expenses due to the timing of power supply maintenance, as well as increased performance-based compensation expense.

Following is more detailed information related to the earnings from Electric Utility Services for the quarter and year-to-date periods ended June 30, 2014. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year to Date
2013 Electric Utility Earnings	$18.9	$33.5

Weather impact on small customer usage	0.9	2.2
Other small customer usage increases	0.6	1.0
Wholesale margin increase	0.2	1.0
Performance based compensation expense	(0.5)	(0.5)
Other operating expenses	(1.0)	—
Interest expense	0.2	1.4
All other	0.6	0.6
	1.0	5.7

2014 Electric Utility Earnings	$19.9	$39.2

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Other Operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In the second quarter of 2014, earnings from these operations were $2.3 million, compared to $2.4 million in 2013. In the six months ended June 30, 2014, earnings from these operations were $6.0 million compared to $4.8 million in 2013.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of Nonutility Group corporate expense.

In the second quarter of 2014, the Nonutility Group results were earnings of $7.4 million, excluding Coal Mining results, compared to earnings of $3.2 million in 2013. For the six months ended June 30, 2014, the Nonutility Group reported a loss of $1.2 million, excluding Coal Mining results, compared to income of $2.4 million in 2013. The 2013 results exclude ProLiance.

Infrastructure Services
Infrastructure Services provides underground pipeline construction and repair services through wholly owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC.

Results from Infrastructure Services’ operations for the quarter ended June 30, 2014, were earnings of $9.4 million, compared to earnings of $7.9 million in the second quarter of 2013. During the six months ended June 30, 2014, earnings were $4.1 million, compared to $14.8 million year-to-date in 2013. The results were significantly lower in 2014 due to the inability of work crews to complete their work as planned because of the adverse winter weather and related road restrictions. Recovery of the slow start to the year began in the latter part of the second quarter as evidenced by the increased results in the quarter compared to last year. Further, results were lower for the year-to-date period due to the favorable impacts of an 80-mile pipeline project on 2013 revenues and earnings. With a significant backlog of $626 million at June 30, 2014, compared to $535 million at December 31, 2013, the company remains confident the delayed work will be largely completed over the remainder of the year, along with other planned work, assuming normal weather. Revenues for the year-to-date period were $301 million, compared to revenues of $346 million for the same period in 2013.

Energy Services
Energy Services provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects through its wholly owned subsidiary Energy Systems Group, LLC (ESG).

Energy Services’ second quarter results were a loss of ($1.8) million in 2014, compared to a loss of ($0.8) million in the second quarter of 2013. During the six months ended June 30, 2014, Energy Services operated at a loss of ($4.8) million, compared to a loss of ($2.2) million in 2013.

Though some positive indications are being seen in sales opportunities, the lower results in the second quarter and six months ended June 30, 2014, reflect increased operating expenses, primarily related to transaction costs associated with the acquisition of the federal business sector of Chevron Energy Solutions (CES), as explained in further detail below. The decrease in earnings also relates to the expiration of a federal income tax incentive on December 31, 2013, that had provided deductions associated with certain energy efficiency projects for governmental customers that favorably impacted 2013 results. For the quarter and six months ended, June 30, 2013, these tax deductions increased earnings by $0.4 million and $0.9 million, respectively. At June 30, 2014, performance contracting backlog was $112 million, compared to $72 million on December 31, 2013.

On April 1, 2014, the company, through ESG, purchased the federal sector energy services unit of CES from Chevron USA. The base purchase price was approximately $19.2 million in cash. The total cash purchase price is expected to be $44 million, or $41.6 million on a net present value basis. The purchase price includes additional cash payments made in July 2014 of approximately $8.9 million related to specific contract transfers and $13.5 million as the net present value of contingent consideration related to new order targets in 2014 and 2015. The contingent consideration is subject to separate earn-out thresholds for orders in 2014 and 2015, the first of which is a threshold of $50 million in orders by the end of 2014. If $200

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million or more of new construction/engineering contracts are signed through 2015, the full amount of the contingent consideration will be paid. The Company expects the full amount of contingent consideration will be paid.

ESG’s long-term view of the market remains positive as the national focus on energy conservation, renewable energy, and sustainability continues given the expected rise in power prices across the country. ESG believes it is well-positioned for this future growth. This national focus is further evidenced by the President's announcement on May 9, 2014, of an additional $2 billion, which doubles the goal, for federal energy efficiency performance contracting project spend through 2016. Expected activity in the federal sector, as well as positive indications in the public sector and sustainable infrastructure businesses, is reflected in a significant increase in the sales funnel. The outlook remains strong on the ability to convert those opportunities into contracts over time.

Coal Mining
Coal Mining owns, and through its contract miners, mines and then sells coal to the Company’s utility operations and to third parties through its wholly owned subsidiary, Vectren Fuels, Inc. (Vectren Fuels).

Results from Coal Mining, inclusive of holding company costs and the estimated loss on the sale as explained in further detail below, were a loss of ($18.2) million in the second quarter of 2014, compared to a loss of ($3.7) million for the same period in the prior year. Year-to-date in 2014, Coal Mining results were a loss of ($19.3) million, compared to a loss of ($9.7) million in the prior year. Excluding the estimated loss on the sale, operating results from Coal Mining for the three and six month were about break even.

On July 1, 2014, Vectren announced that it had reached an agreement to sell its wholly owned coal mining subsidiary, Vectren Fuels to Sunrise Coal, LLC, an Indiana-based wholly owned subsidiary of Hallador Energy Company, which owns and operates coal mines in the Illinois Basin. The sales price is $296 million in cash, plus the change in working capital from December 31, 2013, until the transaction is closed. Closing is expected in the third quarter of 2014. At June 30, 2014, the company reported the coal mining business as held for sale and recorded an estimated loss in other operating expenses, including sale-related costs, of approximately $32 million, or $20 million after tax. The change in working capital at June 30, 2014 from December 31, 2013, is approximately $24 million. As assets held for sale, depreciation of the assets from July 1, 2014, through the closing date will cease. The after tax net proceeds from the sale are estimated to be approximately $280 million. The proceeds are expected to be used to retire $200 million in outstanding Vectren Capital bank term loans and pay down outstanding short-term debt.

Use of Non-GAAP Measures

This earnings release contains non-GAAP financial measures that exclude the 2014 results related to Coal Mining and the 2013 results related to ProLiance. As previously reported, on June 18, 2013, ProLiance exited the natural gas marketing business through the disposition of certain of the net assets, along with the long-term pipeline and storage commitments, of its natural gas marketing business, ProLiance Energy, LLC.

Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding results from Coal Mining and ProLiance in the respective year of disposition, to evaluate its results. Coal Mining and ProLiance results that are excluded from the GAAP measures are inclusive of holding company costs (corporate allocations, interest and taxes) that will be reallocated after these assets are/were sold. Management believes analyzing underlying and ongoing business trends is aided by the removal of Coal Mining and ProLiance results in the respective year of disposition and the rationale for using such non-GAAP measures is that, through planned disposition of the Coal Mining segment and through the disposing by ProLiance of certain ProLiance Energy assets, the Company has completely exited the natural gas marketing business and will exit the coal mining business when the transaction closes.

A material limitation associated with the use of these measures is that the measures that exclude Coal Mining and ProLiance results do not include all costs recognized in accordance with GAAP. Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures. This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

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The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding Coal Mining and ProLiance results in the respective year of disposition.

	Three Months Ended June 30, 2014			Six Months Ended June 30, 2014
(in Millions, except EPS)	GAAP Measure	Exclude Coal Mining Results	Non-GAAP Measure	GAAP Measure	Exclude Coal Mining Results	Non-GAAP Measure
Consolidated
Net Income	$11.9	$18.2	$30.1	$63.1	$19.3	$82.4
Basic EPS	$0.14	$0.23	$0.37	$0.76	$0.24	$1.00
Nonutility Group Net Income (Loss)	$(10.8)	$18.2	$7.4	$(20.5)	$19.3	$(1.2)

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
(in Millions, except EPS)	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure
Consolidated
Net Income	$(5.8)	$32.9	$27.1	$44.0	$37.5	$81.5
Basic EPS	$(0.07)	$0.40	$0.33	$0.53	$0.46	$0.99
Nonutility Group Net Income (Loss)	$(29.7)	$32.9	$3.2	$(35.1)	$37.5	$2.4

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on August 5, 2014
Vectren’s financial analyst call will be at 2:00 p.m. (EDT), August 5, 2014, at which time management will discuss second quarter financial results and the increased 2014 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2014 Second Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include, primarily, infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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Forward-looking statements
A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995).  The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement.  Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management.  When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements.  In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•
Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•
Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

•
Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•
Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations.

•
Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•
Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•
Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•
The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the Company’s infrastructure services, energy services, and remaining energy marketing assets.

•
Factors affecting infrastructure services, including the level of success in bidding contracts; fluctuations in volume of contracted work; unanticipated cost increases in completion of the contracted work; funding requirements associated with multi-employer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions.

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•
Factors affecting energy services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

•
Risks associated with material business transactions such as the purchase of the federal sector under Energy Services and the sale of Coal Mining and other mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

•
Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.

•
Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2013 annual report on Form 10-K filed on Feb. 20, 2014. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

-end-